Exhibit 10.85
Date:                                March 29, 2007
To:
From:                                                     , Human Resources
Subject:                         Equity Award Agreement
Congratulations! This is to advise you that the Compensation Committee of the Board of Directors met and has awarded you the following:
Restricted Stock Units (RSUs)

RSUs Grant:	Units

RSUs Grant Date:

RSUs Grant Vesting Period:	Subject to the applicable terms of the Stock Incentive Plan and this equity agreement, [describe the vesting arrangement], all subject to continued employment and to Section 5 of your Employment Agreement. [Describe accelerated vesting feature, if applicable].

Governing Documents:	The Units are subject to each of the following documents:

1. Your Employment Agreement with Retail Ventures, Inc., effective ; and

2. This Equity Award Agreement; but

3. The Units are not subject to the Stock Incentive Plan, although terms in the Stock Incentive Plan that can be applicable to the Units will apply to the Units.

Restricted Stock Unit Rights and Exercise Provisions:	The grant of Units entitles you only to the right to receive cash under the terms described in this Notice and does not entitled to you to receive any shares of Company common stock. You are not entitled to vote or to receive any dividends associated with any shares of Company stock upon which the Units are based. The Company will adjust your Units to reflect the effect of any corporate event within Section 4.3 of the Stock Incentive Plan. Other applicable rights and obligations are set forth in the Stock Incentive Plan.

On the date any Unit vests, the Company shall pay to you an amount in cash in redemption and cancellation of such Unit equal to the Fair Market Value of a share of Company common stock on such vesting date. The Company will meet its withholding obligation in the manner described in Sections 11.9 and 11.10 of the Stock Incentive Plan. Also, Section 409A of the Internal Revenue Code imposes a 20 percent exercise tax on the payment of any severance compensation to certain Company officers if that payment is made within six months of the officer’s employment termination date. If this tax would apply to the redemption of your Units, if you so request to avoid having this tax imposed on you, or if necessary for the Company to avoid penalties payable by the Company, the Company will defer payment of the redemption amount by six months.
     Governing Law. This Award Agreement will be construed in accordance with and governed by the laws of the United States and the laws of the State of Ohio (other than laws governing conflicts of laws).
     Conditions to Receiving This Award Agreement: In consideration of receiving this award, you agree to the following obligations and conditions:

     Non-Competition. That for the longer of any period of salary continuation or for one year after terminating employment with the Company or any of its subsidiaries, parent corporation and affiliated entities (collectively “Group” or “Group Member”) you will not, directly or indirectly, accept employment with, act as a consultant to, or otherwise perform services that are substantially the same or similar to those for which the Executive was compensated by any Group Member (this comparison will be based on job-related functions and responsibilities and not on job title) for any business that directly competes with the Group’s or any Group Member’s business, which is understood by the Parties to be the sale of off-price and discount merchandise, including discount and off-price shoes and accessories. Illustrations of businesses that compete with the Group’s business include, but are not limited to, Loehmann’s; The TJX Companies, Inc. (T.J. Maxx; Marshall’s; HomeGoods; A.J. Wright; Marmaxx; Winners); Ross Stores, Inc.; Big Lots Inc.; Kohl’s Corporation; Kmart; J.C. Penney; Saks Off 5th; Stein Mart; Tuesday Morning; QVC, Inc.; HSN (IAC/InterActive Corporation); and Burlington Coat Factory. This restriction applies to any parent, division, affiliate, newly formed or purchased business(es) and/or successor of a business that competes with the Group’s or any Group Member’s business.
     Non-Solicitation of Employees. That during employment, and for the longer of any period of salary continuation or for two years after terminating employment with all Group Members, you will [1] not, directly or indirectly, solicit any employee of the Company or any Related Entity to leave employment with the Company or any Related Entity, [2] not, directly or indirectly, employ or seek to employ any employee of any Group Member and [3] not cause or induce any of the Group’s (or Group Member’s) competitors to solicit or employ any employee of any Group Member.
     Non-Solicitation of Third Parties. That during employment, and for the longer of any period of salary continuation or for two years after terminating employment with all Group Members you will not, directly or indirectly, recruit, solicit or otherwise induce or influence any customer, supplier, sales representative, lender, lessor, lessee or any other person having a business relationship with the Group (or any Group Member) to discontinue or reduce the extent of that relationship except in the course of discharging the duties described in this Agreement and with the good faith objective of advancing the Group’s (or any Group Member’s) business interests.
Beneficiary Designation: You may name a Beneficiary or Beneficiaries to receive any RSUs to be settled after you die. This may be done only on the attached Beneficiary Designation Forms and by following the rules described in that form.
Your Acknowledgment of Award Conditions
Please review these materials. If you have any questions, please call                      at 614-                    . Once you have reviewed the documents, please sign the form below and return to:
Retail Ventures, Inc.
3241 Westerville Rd.
Columbus, OH 43224
Attn.:
By signing below, I acknowledge and agree that:
•	A copy of the Plan has been made available to me;

•	I have received a copy of the Plan’s Prospectus;

•	I understand and accept the conditions placed on my Award and understand what I must do to earn my Award;

•	I will consent (in my own behalf and in behalf of my Beneficiaries and without any further consideration) to any change to my Award or this Award Agreement to avoid paying penalties under Section 409A of the Internal Revenue Code, even if those changes affect the terms of my Award and reduce its value or potential value;

•	I agree that all decisions of the Plan Committee upon any questions arising under the Plan are binding, conclusive and final.

(signature)

Date signed: